Exhibit 2.13

THIRD SUPPLEMENTAL INDENTURE
Dated as of October 30, 2024
Among
AZUL SECURED FINANCE LLP
as Issuer
AZUL S.A.
as Parent Guarantor
AZUL LINHAS AÉREAS BRASILEIRAS S.A.
INTELAZUL S.A.
ATS VIAGENS E TURISMO LTDA.
AZUL IP CAYMAN HOLDCO LTD.
AZUL IP CAYMAN LTD.
as Guarantors
UMB BANK, N.A.,
as Trustee, Paying Agent, Transfer Agent and U.S. Collateral Agent
and
TMF BRASIL ADMINISTRAÇÃO E GESTÃO DE ATIVOS LTDA.
as Brazilian Collateral Agent
11.500% Senior Secured Second Out Notes due 2029
10.875% Senior Secured Second Out Notes due 2030

THIRD SUPPLEMENTAL INDENTURE dated as of October 30, 2024 (this “Supplemental Indenture”), to the Indenture dated as of July 14, 2023, as supplemented by the first supplemental indenture, dated as of July 14, 2023 (in respect of the 2029 Notes (as defined below)) and the second supplemental indenture, dated as of July 14, 2023 (in respect of the 2030 Notes (as defined below)) (together, the “Indenture”), by and between Azul Secured Finance LLP, a limited liability partnership formed under the laws of the State of Delaware (the “Issuer”), Azul S.A., a Brazilian corporation (sociedade por ações) (“Azul”), as the parent guarantor (the “Parent Guarantor”), and Azul Linhas Aéreas Brasileiras S.A., a Brazilian corporation (sociedade por ações) (“Azul Linhas”), IntelAzul S.A., a Brazilian corporation (sociedade por ações) (“IntelAzul”), ATS Viagens e Turismo Ltda. a Brazilian limited liability company (sociedade limitada) (“Azul Viagens”), Azul IP Cayman Holdco Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registration number 400853 (“IP HoldCo”), Azul IP Cayman Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registration number 400854 (“IP Co”, together with IP HoldCo, the “IP Parties” and the IP Parties together with the Parent Guarantor, Azul Linhas, IntelAzul and Azul Viagens, the “Guarantors”), and UMB Bank, N.A., a national banking association, as Trustee (“Trustee”), U.S. Collateral Agent (“U.S. Collateral Agent”), Registrar, Paying Agent and Transfer Agent, and TMF Brasil Administração e Gestão de Ativos Ltda., as Brazilian collateral agent (the “Brazilian Collateral Agent” and, together with the U.S. Collateral Agent, the “Collateral Agents”).
Each party agrees as follows:
WHEREAS, the Issuer, the Guarantors, the Trustee and the Collateral Agents have duly authorized the execution and delivery of the Indenture providing for the issuance of Issuer’s 11.500% Senior Secured Second Out Notes due 2029 (the “2029 Notes”) and 10.875% Senior Secured Second Out Notes due 2030 (the “2030 Notes,” and together with 2029 Notes, the “Notes”);
WHEREAS, the 2029 Notes and 2030 Notes are subject to (i) that certain Intercreditor Agreement, dated as of July 14, 2023 and as supplemented by supplement no. 1 thereto, dated as of July 20, 2023 (the “Shared Collateral Intercreditor Agreement”) and (ii) that certain Intercreditor Agreement, dated as of July 20, 2023 and as amended and restated by the first amended and restated original intercreditor agreement as of August 9, 2024 (the “Azul Cargo Intercreditor Agreement”);

WHEREAS, Section 9.02 of the Indenture permits the Issuer, any Guarantor, the Trustee and the Collateral Agents to amend or supplement the provisions of the Indenture, the Intercreditor Agreement and the Azul Cargo Intercreditor Agreement set forth herein with the consent of the Requisite Noteholders (as defined in the Indenture) in respect of the 2029 Notes and the 2030 Notes, respectively;
WHEREAS, the amendments to the Indenture, the Intercreditor Agreement and the Azul Cargo Intercreditor Agreement that relate to (i) the amendments to the Intercreditor Agreement and the Azul Cargo Intercreditor Agreement require the consent of the Requisite Noteholders in respect of the 2029 Notes and the 2030 Notes, respectively, pursuant to Section 9.02(a) of the Indenture, (ii) the payment of PIK Interest (as defined below), being a payment of interest in the form of money or securities other than as stated in the 2029 Notes and the 2030 Notes, respectively, requires the consent of the Requisite Noteholders in respect of the 2029 Notes and the 2030 Notes, respectively, pursuant to Section 9.02(e)(v) of the Indenture, and (iii) all amendments made to the Indenture other than those referred to in (i) and (ii) require the consent of the Requisite Noteholders in respect of the 2029 Notes and the 2030 Notes, respectively, pursuant to Section 9.02(a) of the Indenture;
WHEREAS, the Requisite Noteholders in respect of the 2029 Notes and the 2030 Notes, respectively, have delivered their respective consents with respect to the amendments to the Indenture, the Intercreditor Agreement and the Azul Cargo Intercreditor Agreement set forth herein and the execution and delivery of this Supplemental Indenture by the parties hereto; and
WHEREAS, all other conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture for the foregoing purposes have been complied with, and all things necessary to make this Supplemental Indenture a valid agreement of the Issuer, the Guarantors, the Collateral Agents and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.
NOW, THEREFORE:
In consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee hereby agree as follows:
ARTICLE ONE
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
Section 1.01Definitions. All capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture. All definitions in the Indenture shall be read in a manner consistent with the terms of this Supplemental Indenture

Section 1.02Headings. The headings of the sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part of this Supplemental Indenture and shall not modify or restrict any of the terms or provisions of this Supplemental Indenture.
ARTICLE TWO
AMENDMENTS
Section 2.01    Amendments to the Indenture.
(a)    Section 1.01 of the Indenture is hereby amended by adding the following new definitions or, where such terms are already defined, amending the following definitions, with additions shown in double-underline.
“Additional Collateral” means assets that are substantially similar to any of the types of assets or property that comprise any part of the Shared Collateral on the Closing Date, including assets that are required, pursuant to the terms of this Indenture or any other Series of Secured Debt, to become part of the Shared Collateral and assets that the Issuer elects to be added as Shared Collateral; provided that such assets are commonly appraised by Approved Appraisal Firms and the Liens on such assets in favor of the relevant Collateral Agent are perfected on the same basis and to substantially the same extent as the Shared Collateral on the Closing Date is required to be perfected. Non-Shared Collateral shall not be Additional Collateral.
“Azul Cargo Intercreditor Agreement” means the intercreditor, collateral sharing and accounts agreement to be executed as contemplated by Section 13.13 among (i) the Issuer, (ii) the First Priority Debt Issuer named therein, (iii) the Parent Guarantor, (iv) the other obligors party thereto, (v) the Brazilian Collateral Agent, (vi) the U.S. Collateral Agent, (vii) the First Priority Debt Representative named therein, (viii) the Trustee, and (ix) each additional Representative (as defined therein) that from time to time becomes party thereto, substantially in the form of Exhibit E hereto, as may be amended and restated from time to time, including pursuant to the amendment agreement attached as Exhibit B to the third supplemental indenture to this Indenture.
“Azul Secured Finance II” means Azul Secured Finance II LLP, a limited liability partnership formed under the laws of the State of Delaware.
“Bridge Notes” means the Floating Rate Azul Secured Finance II First Out PIK Toggle Notes due 2025 issued by Azul Secured Finance II, and the guarantees thereof, which are issued pursuant to the Bridge Notes Indenture and guaranteed by the Parent Guarantor and the other guarantors named therein.

“Bridge Notes Indenture” means the indenture dated as of October 30, 2024, entered into by Azul Secured Finance II, as notes issuer, the Parent Guarantor and the other guarantors named therein, UMB Bank, N.A., as the trustee and the paying agent, transfer agent and U.S. collateral agent, and TMF Brasil Administração e Gestão de Ativos Ltda., as Brazilian collateral agent, as may be amended, amended and restated, supplemented or otherwise modified from time to time, which governs the Bridge Notes Indenture.
“Intercreditor Agreement” means the intercreditor, shared collateral and accounts agreement dated as of the Closing Date among (i) the fiduciary agent for the Convertible Debentures, (ii) the administrative agent (or other Representative) for the AerCap Secured Obligations, (iii) the Trustee, (iv) the U.S. Collateral Agent, and (v) the Brazilian Collateral Agent, as may be amended and restated from time to time, including pursuant to the amendment agreement attached as Exhibit A to the third supplemental indenture to this Indenture.
“LTV Ratio” means, on any date, the ratio (expressed as a percentage) equal to (a) the aggregate principal amount of First Priority Secured Debt (other than Bridge Notes) outstanding on such date, divided by (b) the value of the TudoAzul Program, the Azul Viagens Business and the Airline Intellectual Property (calculated so as to exclude the Azul Cargo Intellectual Property), and any Additional Collateral determined pursuant to the most recent Appraisal. For the avoidance of doubt, if more than one Appraisal is prepared in respect of the TudoAzul Program, the Azul Viagens Business, the Airline Intellectual Property and any Additional Collateral, the value referred to in clause (b) shall be calculated so as to avoid double counting the value of any intellectual property. For the avoidance of doubt, each instance in this Indenture that refers to the “LTV Ratio (calculated as to First Priority Secured Debt only)” shall be deemed to be a reference to the “ LTV Ratio (calculated as to First Priority Secured Debt only and excluding the Bridge Notes)”.
“Non-Shared Collateral” has the meaning given to such term in the Intercreditor Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time).
“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes. Unless the context otherwise requires, for all purposes under this Indenture and the Notes, the terms “Note” and “Notes” shall also include any PIK Notes that may be issued pursuant to the provisions of the Notes and this Indenture.

“Permitted IP Party Business” (i) any business that is the same as, or reasonably related, ancillary, supportive or complementary to, or a reasonable extension of, the business in which the IP Parties are engaged on the Closing Date after giving effect to the transactions contemplated to occur on the Closing Date by the Transaction Documents and (ii) any transactions or agreements entered into in connection with the Bridge Notes.
“PIK Interest” means interest paid on the principal amount a Note by increasing the outstanding principal amount of such Note or, with respect to Notes represented by Definitive Notes, if any, by issuing additional Notes, in each case in an aggregate principal amount equal to the amount of such relevant interest payment as provided in this Indenture and the Notes.
“PIK Notes” means Notes issued under this indenture representing PIK Interest.
“PIK Payment” means an interest payment with respect to the Notes made by (i) an increase in the principal amount of a then authenticated outstanding Global Note or (ii) the issuance of PIK Notes. Unless the context otherwise requires, for all purposes under this Indenture and the Notes, references to “principal amount” of Notes includes any increase in the principal amount of outstanding Notes (including PIK Notes) as a result of a PIK Payment.
(b)    Section 2.03 of the Indenture is hereby amended by adding the following new clauses (f).
(f)    PIK Interest. In respect of the interest on the Notes payable on the Interest Payment Date of November 28, 2024 (and, for the avoidance of doubt, not on any other Interest Payment Date) (the “Specified Interest Payment Date”), the Issuer shall be entitled to elect to pay interest on the Notes that is payable on such Specified Interest Payment Date in the form of PIK Interest as provided herein. In the event the Issuer elects to pay PIK Interest on the Specified Interest Payment Date, no later than five days prior to the Specified Interest Payment Date, the Issuer shall deliver to the Trustee an Officer’s Certificate (i) stating that the Issuer has elected to pay PIK Interest on the Specified Interest Payment Date, (ii) setting forth the amount of PIK Interest to be paid on such Specified Interest Payment Date, and (iii) directing the Trustee to increase the aggregate principal amount of the outstanding Notes as of the Specified Payment Date in an amount equal to the PIK Interest payable on such date (a “PIK Notice”), which PIK Notice the Trustee and the Paying Agents shall be entitled to conclusively rely upon.

(c)    Section 4.10(a) of the Indenture is hereby amended by adding in a new paragraphs (vi) and (vii) at the end of such section (a), which addition is shown in double-underline.
(vi)    PIK Notes issued pursuant to the terms of this Indenture and the Notes;and
(vii)    the Bridge Notes (and related guarantees thereof).
(d)    The Indenture is hereby amended by adding the following new Section 4.40:
Section 4.40    Payment of PIK Interest. In connection with payments of PIK Interest pursuant to a PIK Notice, the Issuer shall pay such PIK Interest pursuant to the terms set forth below.
PIK Interest shall be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of the PIK Interest for the applicable Interest Period (rounded up to the nearest whole U.S. Dollar) (it being understood that subsequent interest payments on the Notes shall be calculated based on such increased principal amount) and (y) with respect to Notes represented by Definitive Notes, by issuing additional Definitive Notes in certificated form to the Holders of the underlying Notes in an aggregate principal amount equal to the amount of interest for the applicable Interest Period (rounded up to the nearest whole U.S. Dollar).
After PIK Interest has been paid as set forth above, the PIK Notes issued thereby shall constitute principal amounts for all purposes hereunder (and interest shall accrue thereon as described above). The Trustee shall authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders thereof on the relevant record date, as shown by the records of the register of such Holders. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes shall bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Notes.
Any PIK Payment shall be made in such form and on terms as specified in this Section 4.38, and the Issuer shall, and the Trustee and the Paying Agent may, take additional steps as necessary to effect such PIK Payment.

A payment of PIK Interest shall be considered paid on such date the Trustee has received (i) an Officer’s Certificate, pursuant to this Section 4.38, to increase the balance of any Global Note to reflect such PIK Interest or (ii) a PIK Note duly executed by the Issuer together with an Officer’s Certificate, pursuant to this Section 4.38, requesting the authentication of such PIK Note by the Trustee. The Trustee shall have no obligation to calculate or verify the calculation of accrued and unpaid interest, including, without limitation, PIK Interest, payable on the Notes.
(e)    The Indenture is hereby amended by adding the following new Section 4.41:
Section 4.40    Bridge Notes. Notwithstanding any other provision of this Indenture, the Bridge Notes, and any payment of principal, interest, premium or other amounts in respect of the Bridge Notes, shall be excluded from the calculation of (i) the Debt Service Coverage Ratio, (ii) the ECF DSCR, (iii) the LTV Ratio, and (iv) the Quarterly Freeflow Threshold, for all purposes in the Indenture and the Notes.
(f)    Section 13.11 of the Indenture is hereby amended by adding the words shown in double-underline.
(a)    The Obligors or any Subsidiary of the Parent Guarantor (i) shall grant Liens on Additional Collateral to the extent required pursuant to the terms of this Indenture, and (ii) shall, in their sole or absolute discretion, be permitted to grant Liens on other assets of the Parent Guarantor or any of its Subsidiaries, in each case to secure the Notes and the Note Guarantees and any other Indebtedness that is secured by the Shared Collateral as permitted by Section 4.10; provided that, if a Subsidiary of the Parent Guarantor grants Liens on Additional Collateral (other than Non-Shared Collateral) or any of its assets, such Subsidiary shall promptly become a Guarantor and a guarantor of each other Series of Secured Debt in accordance with the terms of the applicable Secured Debt Document. If the Obligors grant any Additional Collateral (other than Non-Shared Collateral) to secure such other Indebtedness that is secured by the Shared Collateral, such Additional Collateral shall also secure the Notes and the Note Guarantees on the same basis as the Shared Collateral securing the Notes and the Note Guarantees on the Closing Date pursuant to the terms of the Intercreditor Agreement.

(b)    If the Parent Guarantor or any of its Subsidiaries creates or permits to subsist any intercompany Indebtedness between (i) the Parent Guarantor and any of its Subsidiaries that is not an Obligor, or (ii) between Subsidiaries of the Parent Guarantor where one such Subsidiary is not an Obligor, under which, in respect of any such Indebtedness (taken individually) is of an aggregate principal amount in excess of US$20.0 million (other than intercompany Indebtedness owed by Azul Linhas or any other Subsidiary of the Parent Guarantor to the Bridge Notes Issuer), then the Parent Guarantor or the relevant Subsidiary shall be required to grant promptly, and in any event within 30 calendar days, a Lien over the receivables under such intercompany Indebtedness, which Lien shall form part of the Shared Collateral (“Additional Intercompany Indebtedness Collateral”).
(g)    Section 1 of the Form of Note appearing at Exhibit A to (i) the first supplemental indenture to the Indenture, in respect of the 2029 Notes, and (ii) the second supplemental indenture to the Indenture, in respect of the 2030 Notes, is hereby deemed to be amended as follows (with differences between the 2029 Notes and 2030 Notes, respectively, as indicated, with additions shown in double-underline.
1.    INTEREST AND PRINCIPAL. The Issuer promises to pay the outstanding principal amount on the Notes in full on May 28, 20[29/30]. The Notes will bear interest at a rate of [11.500%] [for 2029 Notes] / [10.875%] [for 2030 Notes] per annum on the outstanding principal amount thereof, provided that [(i)] if the LTV Ratio (as defined in the Indenture) exceeds 62.50%, the interest rate on the Notes for each subsequent interest period will increase by 2.000% until such time as the LTV Ratio does not exceed 62.5%[, and (ii) if the Repurchase Offer Step-up Amount (as defined in the Indenture) applies, the rate of interest on the Notes shall increase by 2.000% with effect from the date that the Repurchase Offer Step-up Amount applies until the date that the Repurchase Offer Step-up Amount ceases to apply, in each case]1 pursuant to the terms of the Indenture. Interest on the Notes is payable quarterly in arrears on each Payment Date and will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance, to but excluding such Payment Date, calculated on the basis of a 360-day year composed of twelve 30-day months. Interest will also be paid on each prepayment date, redemption date or repurchase date, as the case may be, as provided in the Indenture on the amount of principal so paid for the period from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding such date of payment.
1 Applicable only to the 2029 Notes.

Notwithstanding the foregoing, in respect of the interest on the Notes payable on the Payment Date of November 28, 2024 (and, for the avoidance of doubt, not on any other Payment Date) (the “Specified Interest Payment Date”), the Issuer shall be entitled to elect to pay interest on the Notes that is payable on such Specified Interest Payment Date in the form of PIK Interest as provided herein. In the event the Issuer elects to pay PIK Interest on the Specified Interest Payment Date, no later than five days prior to the Specified Interest Payment Date, the Issuer shall deliver to the Trustee an Officer’s Certificate (i) stating that the Issuer has elected to pay PIK Interest on the Specified Interest Payment Date, (ii) setting forth the amount of PIK Interest to be paid on such Specified Interest Payment Date, and (iii) directing the Trustee to increase the aggregate principal amount of the outstanding Notes as of the Specified Payment Date in an amount equal to the PIK Interest payable on such date (a “PIK Notice”), which PIK Notice the Trustee and the Paying Agents shall be entitled to conclusively rely upon.
Section 2.02    Amendments to the Intercreditor Agreement and the Azul Cargo Intercreditor Agreement. The parties to (i) the Intercreditor Agreement are permitted, on or after the date hereof, to enter into the amendment to the Intercreditor Agreement, and (ii) the Azul Cargo Intercreditor Agreement are permitted, on or after the date hereof, to enter into the second amendment and restatement to the Azul Cargo Intercreditor Agreement, each as set forth in Exhibit A and Exhibit B hereto, respectively.
ARTICLE THREE
RATIFICATION OF OTHER TERMS AND CONDITIONS OF THE INDENTURE
Section 3.01    Indenture to Remain in Effect.
Except as expressly modified by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with its terms. Upon the execution of this Supplemental Indenture, the Indenture, the 2029 Notes and the 2030 Notes of each series shall be deemed to be modified and amended in accordance with this Supplemental Indenture and each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented and amended hereby, unless the context otherwise requires, and all the terms and conditions of this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

ARTICLE FOUR
MISCELLANEOUS
Section 4.01    Governing Laws; Waiver of Jury Trial.
THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
THE ISSUER, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENTS AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 4.02    Successors and Assigns. All agreements of the Issuer and the Guarantors in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors. All agreements of each Guarantor in this Supplemental Indenture shall bind its successors.
Section 4.03    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 4.04    Table of Contents, Headings, Etc. The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.05    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture or any related document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Neither the Trustee nor the Collateral Agents shall have a duty to inquire into or investigate the authenticity or authorization of any electronic signature and both shall be entitled to conclusively rely on any electronic signature without any liability with respect thereto.
Section 4.06    Confirmation of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.
Section 4.07    Trustee Disclaimer. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Issuer and not the Trustee.
Section 4.08    Waiver of Immunity. With respect to any proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any court of competent jurisdiction, and with respect to any judgment, each party waives any such immunity in any court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such proceeding or judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.
Section 4.09    Limited Recourse; Non-Petition. The provisions of Section 13.08 of the Indenture are incorporated herein mutatis mutandis.

SIGNATURES
IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, all as of the date first above.

AZUL SECURED FINANCE LLP By: Azul Linhas Aéreas Brasileiras S.A., as Managing Partner

By:	/s/ ABHI MANOJ SHAH
Name: Abhi Manoj Shah
Title: Director

AZUL S.A.
By:	/s/ ALEXANDRE WAGNER MALFITANI
Name: Alexandre Wagner Malfitani
Title: Attorney-in-fact

AZUL LINHAS AÉREAS BRASILEIRAS S.A.
By:	/s/ ABHI MANOJ SHAH
Name: Abhi Manoj Shah
Title: Director

INTELAZUL S.A.
By:	/s/ ALEXANDRE WAGNER MALFITANI
Name: Alexandre Wagner Malfitani
Title: Attorney-in-fact

ATS VIAGENS E TURISMO LTDA.
By:	/s/ ABHI MANOJ SHAH
Name: Abhi Manoj Shah
Title: Director
[Signature Page to Supplemental Indenture]

AZUL IP CAYMAN HOLDCO LTD.
By:	/s/ ALEXANDRE WAGNER MALFITANI
Name: Alexandre Wagner Malfitani
Title: Attorney-in-fact

AZUL IP CAYMAN LTD.
By:	/s/ ALEXANDRE WAGNER MALFITANI
Name: Alexandre Wagner Malfitani
Title: Attorney-in-fact

Witnessed by:
By:	/s/ GEOVANI D. J. SOUSA
Name: Geovani D. J. Sousa
CPF: 435.826.438-75

By:	/s/ JENNIFER R. S. COELHO
Name: Jennifer R. S. Coelho
CPF: 485.217.628-01
[Signature Page to Supplemental Indenture]

UMB BANK, N.A., as Trustee, Paying Agent, Transfer Agent and U.S. Collateral Agent
By:	/s/ ISRAEL LUGO
Name: Israel Lugo
Title: Vice President

[Signature Page to Supplemental Indenture]

TMF BRASIL ADMINISTRAÇÃO E GESTÃO DE ATIVOS LTDA. as Brazilian Collateral Agent
By:	/s/ DIOGO ROCHA MALHEIROS
Name: Diogo Rocha Malheiros
Title: Attorney-in-fact

/s/ LEONE DO NASCIMENTO AZEVEDO
Name: Leone do Nascimento Azevedo
Title: Attorney-in-fact
[Signature Page to Supplemental Indenture]

Exhibit A
Amendment Agreement to the Intercreditor Agreement
    Ex. A

Exhibit B
Second Amended and Restated Azul Cargo Intercreditor Agreement
Ex. B